Coty Reports Strong 3Q23 Results Ahead of Expectations

Sales Growth Accelerates, Led by Both Prestige & Consumer Beauty
Strategic Investments into Skincare Pillar to Fuel Growth Flywheel in Coming Years
FY23 Revenue and EPS Guidance Increased, with Profit Reaffirmed
Continues to Target Leverage Towards 3x Exiting CY23

NEW YORK - May 9, 2023-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the third quarter of fiscal year 2023, ended March 31, 2023. The Company continued to deliver strong financial results, while consistently executing across its strategic growth pillars.

Coty's strong Q3 sales performance came in well ahead of expectations and recently raised guidance, fueled by accelerating demand for prestige fragrances, retailer restocking and Coty initiatives. Q3 sales increased 9% as reported, which includes approximately 3% of negative impact from the Russia business exit, with core LFL sales up 15%. Fiscal YTD sales increased 2% as reported, while core LFL sales grew 10%, tracking well ahead of the Company's initial FY23 guidance of +6-8% LFL growth, adjusting for the impact of the Russia exit.

Coty's Q3 Prestige revenues grew at a strong 10% rate as reported and grew 16% LFL. During the quarter, consumer demand for prestige fragrances accelerated to mid-teens growth, from the already strong high-single-digit growth of the previous quarter, highlighting the structural changes in consumer behavior which are fueling growth in category penetration, increasing consumer usage, and overall premiumization. Coty's Prestige growth also benefited from the significant improvement in its Prestige service levels, allowing retailers to restock following the trade inventory depletion during Q2. Coty also ignited its comprehensive skincare strategy, with activities across its leading brands including the launch of its breakthrough Lancaster Ligne Princière skincare line in China and Travel Retail, setting the stage for its targeted multi-year skincare revenue acceleration.

Coty's Consumer Beauty Q3 revenues grew solidly at 6% as reported and grew 12% LFL. During the quarter, the global mass beauty category grew at a high-single-digit pace year-on-year, while Coty continued to outperform the market with double-digit sales growth. Many of the Company's leading Consumer Beauty brands delivered double-digit sales growth, including CoverGirl, Max Factor, Rimmel and Monange.

Geographically, revenues grew in all regions on a constant currency basis. EMEA sales expanded 7% as reported and grew significantly at 18% LFL in Q3, driven by double-digit growth across most markets. Americas sales rose 13% as reported and 15% LFL driven by strong momentum in North America, Brazil and Latin America. Asia Pacific sales were stable as reported but grew 4% LFL in Q3, with strength in broader Asia and Travel Retail, and gradual improvement in China trends.

Coty also reported strong EPS performance, fueled by operational improvement and the benefit from the equity swap. 3Q23 reported EPS was $0.12 and adjusted EPS totaled $0.19, up from $0.03 adjusted EPS in the prior year, driven by a non-operating EPS benefit of $0.13 from the mark-to-market on the equity swap and a $0.03 operational improvement.

Consistent with management's strategy, the Company reinvested the incremental profit from the stronger sales delivery into its critical skincare organization and initiatives, which fully kicked off in Q3. While the revenue benefits of these investment will take time to build, the Company continues to actively monitor the ROI, encouraged by initial positive results across consumer feedback, product ratings, brand buzz and sales conversion. Coty's Q3 reported operating income of $43.5 million was lower than 3Q22 primarily due to a real estate gain recognized last year. Meanwhile, adjusted operating income of $122.7 million grew solidly by 8% YoY, aided by a decline in depreciation, while adjusted EBITDA of $181.9 million was stable YoY.

As anticipated, Q3 gross margins declined on a YoY basis reflecting increased inflation, one-time negative impacts, including the benefit from the Wella TSA exit, negative transactional FX, and the limited benefit in the quarter from the pricing increases executed at the end of Q3. In Q3, reported gross margins declined by 140 bps YoY to 62.9%, while adjusted gross margin totaled 62.9%.
During Q3, Coty's free cash outflow totaled $(178.5) million, consistent with the Company's seasonally weaker cash flow period and active efforts by Coty to build prestige fragrance inventory to secure the Fall 2023 holiday season in the midst of persistent constraints in key fragrance components. This drove Financial Net Debt to $4.1 billion, with the financial leverage ratio at ~4.4x exiting Q3. The value of Coty's retained 26% Wella stake was stable at $1.04 billion at quarter-end, supporting Coty's Economic Net Debt at approximately $3.1 billion.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"We are once again proud to report strong operational and financial performance, with today’s Q3 results marking the eleventh consecutive quarter of results in-line to ahead of expectations. We are delivering on our balanced growth agenda, with strong LFL growth across both divisions and all regions, with growth contribution from volume, price and mix, and from our key categories including fragrances, cosmetics, and bodycare.

In a complex global environment, beauty remains an advantaged category with consumers, at the sweet spot of affordable luxury, self-care, and confidence boosting. This dynamic reinforces our confidence in global beauty consumption outperforming in a variety of macroeconomic scenarios, with Coty well placed to succeed, supported by our positions as a leader in fragrances and cosmetics, and significant untapped potential in skincare, China and Travel Retail.

In Prestige, demand for prestige fragrances accelerated in the quarter across developed markets, once again confirming the structural changes in global consumption as more consumers enter the category, use fragrances more frequently, and opt for longer-lasting and more premium products. Against this backdrop, we continue to grow the fragrance category and premiumize our business through our portfolio of icons and leading launches, such as Burberry Hero and Her, Gucci Flora Gorgeous Jasmine and Gorgeous Gardenia, Boss Bottled Parfum and Chloe Atelier des Fleurs. This momentum is underpinned by the growing agility of our supply chain, as we’ve increased supply and expanded our dual-sourcing initiatives in the midst of continued constraints in fragrance components.

In Consumer Beauty, our brands are delivering strong and consistent growth across developed and developing markets. Our launches are resonating with consumers, whether it’s CoverGirl’s Clean Fresh Yummy Gloss which has become the #1 Lip launch this spring in the U.S. mass market or Sally Hansen’s successful entry into the booming artificial nail category with its Perfect Manicure collection. Our Consumer Beauty business remains a key part of our strategy, consistently offering consumers value through high-quality and desirable beauty products at an affordable price.

The momentum in our established prestige fragrance and consumer beauty businesses, coupled with strong savings generation in the quarter of close to $60M, are fueling the next key pillar in our strategy: our skincare business. While we are in the very initial stages of igniting our focus skincare brands, I am encouraged by the positive initial signals we are tracking, whether it is leading social buzz and product reviews for Lancaster Ligne Princière, or step-changes in philosophy's sales fueled by its new brand equity and newly launched serum, dose of wisdom.

Finally, we are making tangible progress on our sustainability agenda, as our industry-first partnership with Lanzatech to produce fragrance-quality ethanol from upcycled carbon has reached a new milestone with the recent launch of Gucci Alchemist's Garden, Where My Heart Beats, the first globally distributed fragrance using 100% carbon-captured ethanol.

Nine months into FY23, we are continuing to deliver sales growth amongst the best in our peer set, strong profit growth and operating margin expansion, and solid free cash flow as we progress towards our leverage target towards 3x exiting CY23. I am excited by the many initiatives planned for the coming quarters and years, as we continue on our journey to transform Coty into a true beauty powerhouse."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.

Highlights

•3Q23 net revenues grew strongly at 9% as reported, including an approximately 3% negative impact from the exit from Russia, and 15% LFL, reflecting strong double digit LFL growth in both Prestige and Consumer Beauty.
•Fiscal year-to-date, revenues grew 2% as reported, with the core business growing 10% LFL excluding the impact from the Russia exit, driving year-to-date revenue growth trends ahead of the company's initial guidance for 6-8% core LFL revenue growth ex Russia.

•3Q23 reported operating income totaled $43.5 million and year-to-date reported operating income totaled $414.7 million.
•3Q23 adjusted operating income increased 8% to $122.7 million and year-to-date adjusted operating income grew 15% to $633.7 million, with the year-to-date adjusted operating margin increasing by 180 bps to 15.1%.
•3Q23 adjusted EBITDA was stable at $181.9 million and year-to-date adjusted EBITDA grew 4% to $807.4 million, driving a year-to-date adjusted EBITDA margin of 19.2%, up 50 bps.
•3Q23 reported EPS was $0.12 and year-to-date reported EPS was $0.54.
•3Q23 adjusted EPS totaled $0.19, which includes a non-operating EPS benefit of $0.13 from the mark-to-market on the equity swap. Q3 adjusted EPS expanded from the $0.03 adjusted EPS reported in the prior year, driven by the swap benefit and a $0.03 operational improvement.
•The year-to-date adjusted EPS of $0.52 increased $0.23 or 79% from the prior year, fueled by $0.09 of operational improvement and $0.14 net benefit from the swap.
•Savings totaled approximately $60M in Q3 and approximately $130 million year-to-date, with a clear roadmap to reach savings of approximately $170 million in FY23. Coty continues to target savings of roughly $90 million and $75 million in FY24 and FY25, respectively.
•3Q23 free cash flow was $(178.5) million, reflecting the seasonally lower free cash flow period and inventory build to support service levels. Year-to-date, free cash flow totaled $364.8 million.
•Financial Net Debt was $4.1 billion and Economic Net Debt totaled $3.1 billion at quarter end, resulting in financial leverage of approximately 4.4x.

Outlook

Coty continues to see strong demand growth across nearly all categories and markets, particularly in Prestige fragrances, with Coty maintaining strong launch activity in both Prestige and Consumer Beauty. With FYTD core LFL revenue growth of +10%, and Q4 growth expected to be in a similar range, Coty now expects FY23 revenues for the core business, adjusting for the impact of the Russia exit, to grow 9-10% LFL which reflects a significant increase from the Company's original outlook for 6-8% core LFL growth. Coty continues to estimate a low-single-digit negative FX impact on revenues in Q4.

Coty continues to expect modest gross margin expansion in Q4 and FY23, despite the elevated inflationary environment, aided by savings as well as solid pricing execution, including mid-single-digit pricing increases exiting Q1 and another round of mid-single-digit pricing exiting Q3. The Company is also evaluating another round of pricing in Q1 FY24, as Coty continues its portfolio transition to cleaner and more sustainable products, while simultaneously driving category value expansion.

Coty continues to target FY23 adjusted EBITDA of $955-965M based on current FX rates, relatively in-line with its medium term growth target of +9-11%, adjusting for the impact of the Russia exit, implying ~50bps of adjusted EBITDA margin expansion and over 150 bps of adjusted operating margin expansion. The Company has maintained its FY23 EBITDA outlook at current FX rates despite incurring over $50 million of negative FX impact on EBITDA FYTD, highlighting the stronger underlying profit expansion.

Including the benefit from the equity swap and assuming the current share price holds, Coty now expects an overall FY23 adjusted EPS of $0.52-0.53, reflecting over 85% growth. Excluding any mark-to-market adjustments on the equity swap, the Company now expects FY23 adjusted EPS growth of approximately 35% to $0.38-0.39, an increase from its previous adjusted EPS guidance of $0.35-0.36. These EPS targets assume no significant changes in the current tax regulations. The Company continues to target a mid 20s percent adjusted EPS CAGR through FY26, excluding any mark-to-market adjustments on the equity swap.

In addition, the Company continues to target leverage towards 3x exiting CY23 and approximately 2x exiting CY25.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•3Q23 reported net revenues of $1,288.9 million increased 9% year-over-year, include a negative foreign exchange (FX) impact of 4% and a negative impact from the Russia exit of approximately 3%. LFL revenue increased 15%, driven by a 16% LFL increase in Prestige and a 12% LFL increase in Consumer Beauty.
•Year-to-date reported net revenues of $4,202.5 million increased 2% year-over-year, including a negative FX impact of 7%. Core LFL revenue increased 10%, driven by a 10% increase in Prestige and an 11% increase in Consumer Beauty.

Gross Margin:
•3Q23 reported gross margin of 62.9% decreased from 64.3% in the prior-year period, while adjusted gross margin of 62.9% decreased by 170 basis points from 64.6% in 3Q22. The decline in adjusted gross margin reflected a step-up in COGS inflation to over 2% of sales, one-time negative impacts, including the benefit from the Wella TSA exit in the prior year, and negative impact from transactional FX. These impacts as well as the execution of mid-single-digit additional pricing increases only at the end of the quarter more than offset the positive benefits from mix and supply chain productivity.
•Year-to-date reported gross margin of 64.2% increased from 64.0%, while adjusted gross margin of 64.2% was flat year-on-year.

Operating Income and EBITDA:
•3Q23 reported operating income of $43.5 million declined from a reported operating income of $57.1 million in the prior year due to the non-recurrence of a gain on the sale of real estate recognized in the prior year.
•3Q23 adjusted operating income of $122.7 million rose 8% from $113.6 million in the prior year, driven by a $9.7 million reduction in depreciation expense. The adjusted EBITDA of $181.9 million was stable with the prior year. For 3Q23, the adjusted operating margin of 9.5% was relatively stable YoY.
•Year-to-date reported operating income of $414.7 million increased from $318.3 million due to a reduction in stock based compensation and close to $50 million reduction in depreciation expense. Year-to-date adjusted operating income increased 15% to $633.7 million, with a margin of 15.1% reflecting 180 bps of margin expansion YoY, while the adjusted EBITDA totaled $807.4 million or up 4% vs. the prior year, reflecting a 50 bps increase in the margin to 19.2%.

Net Income:
•3Q23 reported net income of $105.1 million increased from a net income of $49.6 million in the prior year, due to the benefit from the mark-to-market on the equity swap, partially offset by a higher benefit in the prior year from a change in Wella's fair value and lower operating income.
•The 3Q23 adjusted net income of $168.1 million increased from $27.0 million in the prior year, primarily reflecting the $120 million benefit from the mark-to-market on the equity swap and improved underlying net income.
•Year-to-date reported net income of $465.4 million increased from $341.5 million in the prior year. Year-to-date adjusted net income of $452.7 million increased from $237.8 million in the prior year.

Earnings Per Share (EPS) - diluted:
•3Q23 reported earnings per share of $0.12 increased from a reported earnings per share of $0.06 in the prior year due to the increase in reported net income.
•3Q23 adjusted EPS of $0.19 includes a non-operating EPS benefit of $0.13 from the mark-to-market on the equity swap. Q3 adjusted EPS expanded from the $0.03 adjusted EPS reported in the prior year, driven by the swap benefit and a $0.03 operational improvement.
•Year-to-date earnings per share of $0.54 increased from $0.42 in the prior year.
•Year-to-date adjusted EPS of $0.52 increased from $0.29 in the prior year driven by a $0.14 benefit from the mark-to-market on the equity swap and a $0.09 operational improvement.

Operating Cash Flow:
•3Q23 cash from operations totaling $(124.6) million decreased from $24.8 million in the prior-year period, reflecting higher working capital requirements, including impact of inventory build to improve service level, partially offset by higher net income on a cash basis. Year-to-date cash from operations $520.8 million.
•3Q23 free cash outflow of $(178.5) million decreased from a free cash outflow of $(22.2) million in the prior year driven by the $149.4 million decrease in operating cash flow and a $6.9 million increase in capex. Year-to-date free cash flow totaled $364.8 million.

Financial Net Debt:
•Financial Net Debt of $4,099.0 million on March 31, 2023, increased from $3,857.1 million on December 31, 2022, driven by the seasonally negative free cash flow and negative FX impact from the strengthening Euro.

Third Quarter Business Review by Segment*

Prestige
In 3Q23, Prestige net revenues of $799.7 million or 62% of Coty sales, increased by 10% on a reported basis versus the prior year, which includes a 4% negative FX impact and an approximately 2% negative impact from the Russia exit. On a LFL basis, Prestige net revenues grew 16% driven by strong double-digit growth in nearly all markets, with significant momentum in Latin America and Travel Retail.
During Q3, growth in the Prestige fragrance category across North America and Europe accelerated sequentially. Global Travel Retail trends were very robust across all regions with growth increasing over 30% in Q3 and year-to-date, supported by the continued recovery of travel and increased consumption. At the same time, Coty's service levels improved significantly during the quarter driven by strong efforts around qualifying additional suppliers and additional industry capacity coming online. This coupled with inventory restocking by retailers led to the strong mid-teens LFL growth. Importantly, Coty's recent innovations of Burberry Hero and Her, Gucci Flora Gorgeous Jasmine and Gorgeous Gardenia, Boss Bottled Parfum and Chloe Atelier des Fleurs continued to deliver very strong performances during the quarter, reaching top ranks across key markets.
The Prestige segment generated a reported operating income of $102.4 million in 3Q23, compared to $83.8 million in the prior year. The 3Q23 adjusted operating income was $140.7 million, up from an adjusted operating income of $123.1 million in the prior year. Adjusted EBITDA for the Prestige segment rose to $169.3 million from $155.9 million in the prior year, with a margin of 21.2%.

Consumer Beauty
In 3Q23, Consumer Beauty net revenues of $489.2 million, or 38% of Coty sales, increased by 6% as reported versus the prior year, which includes a 4% negative FX impact and an approximately 2% negative impact from the Russia exit. On a LFL basis, Consumer Beauty net revenues rose 12% led by growth in color cosmetics, body care and skincare.
During the quarter, the total Coty Consumer Beauty business continued to gain market share globally resulting in five consecutive quarters of market share gains. Coty saw strong momentum in Q3 and year-to-date in most of its key brands, with double digit revenue growth across CoverGirl, Rimmel, Max Factor, Monange and Paixao, fueled by increases in volume, impactful innovations and pricing execution.
The Consumer Beauty reported operating loss was $27.9 million in 2Q23, an increase from a loss of $20.4 million in the prior year. The 3Q23 adjusted operating loss of $18.0 million worsened from adjusted operating loss of $9.5 million in the prior year, while adjusted EBITDA decreased to $12.6 million from $26.6 million in the prior year, reflecting significant marketing investments behind spring launches coupled with certain transactional FX costs.

Second Quarter Fiscal 2023 Business Review by Region*

Americas
•In 3Q23, Americas net revenues of $543.8 million, or 42% of Coty sales, increased 13% as reported and 15% LFL. This was driven by strong growth in both Prestige and Consumer Beauty. In Prestige, performance was supported by double-digit growth in nearly all markets, with particularly strong momentum in Latin America and Travel Retail. In Consumer Beauty, nearly all markets delivered strong growth with continued robust trends in Brazil and Latin America. The overall performance was also supported by continued strong performance during the quarter from the Marc Jacobs Perfect EDT launch, Burberry Hero EDP, and Burberry Her Elixir De Parfum on the Prestige side, and CoverGirl in Consumer Beauty.

EMEA
•In 3Q23, EMEA net revenues of $587.6 million, or 46% of Coty sales, increased 7% as reported and 18% LFL. The exit from Russia negatively impacted LFL sales by approximately 5%. The performance was driven by strong increases in both Prestige and Consumer Beauty across most markets, with particularly strong momentum in regional Travel Retail.

Asia Pacific
•In 3Q23, Asia Pacific net revenues of $157.5 million, or 12% of Coty sales, decreased 0.4% as reported and increased 4% LFL. Prestige delivered solid growth with nearly all markets delivering double-digit growth during the quarter. Prestige and Consumer Beauty declined in China due to the gradual recovery of the market.

Noteworthy Company Developments

Other noteworthy company developments include:

•On January 12, 2023, Coty and Jil Sander announced the renewal of their license agreement, paving the way for a brand new 10-year strategic project, which will see the Jil Sander brand stepping into the global ultra-premium fragrances' segment for the first time ever.
•On January 30, 2023, Coty launched the #UndefineBeauty campaign, which recognizes that the current English language definitions of the term 'beauty' are outdated and no longer reflect the values of today's society, calling on dictionary publishers to remove the implicit ageism and sexism they currently contain.
•On March 30, 2023, Coty announced the appointment of Caroline Andreotti as its Chief Commercial Officer (CCO) for Prestige, effective April 1, 2023. Caroline Andreotti, currently EVP global premium skincare, is a highly experienced and respected leader at Coty, with more than 20 years of experience across the beauty industry, 15 of which has been with Coty. As CCO, Prestige, Caroline will focus on Coty’s global Commercial prestige strategy. She will continue to strengthen Coty’s position as a worldwide leader in Prestige fragrances, accelerate Prestige make-up innovations, and push the skincare growth journey in Asia and beyond.
•On April 3, 2023, Coty announced that its new Gucci Eau de Parfum, Where My Heart Beats, will be the first globally distributed fragrance manufactured using alcohol from 100% recycled carbon emissions. This innovation is a key development in Coty’s Beauty That Lasts sustainability strategy.
•On April 4, 2023, Coty announced the comeback of philosophy with a new brand formulation principle, dermatologic wisdom™, its latest product innovation, dose of wisdom™ bouncy skin reactivating serum, and its approval under the Cruelty Free International Leaping Bunny Programme.
•On May 3, 2023, Coty announced the renewal of its license agreement with Davidoff, extending their long-running partnership beyond twenty years. The extended partnership provides a strong foundation for further geographic expansion, cementing Davidoff's position as a true global fragrance leader. Following this long-term extension of the Davidoff license, the average remaining duration of Coty’s top seven licenses – which account for roughly 90% of the company’s prestige fragrance business – is now about 11 years.

Conference Call
Coty Inc. will issue pre-recorded remarks at approximately 7:20 AM (ET) today, May 9, 2023 and will hold a live question and answer session beginning at 8:15 AM (ET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 800-267-6316 in the U.S. or 203-518-9783 internationally (conference passcode number: COTY3Q23).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the wind down of the Company’s operations in Russia (including timing and expected impact), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine) and expectations regarding future service levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•the Company’s ability to successfully implement its multi-year transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its e-commerce and direct-to-consumer capabilities, and expanding its presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19 (or future similar events), the Company's transformation agenda, its global business strategies, the integration of the strategic partnerships with Kylie Jenner and Kim Kardashian West, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian West, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration),ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses or new products related to Orveda;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, Brexit (and related business or market disruption), recent elections in Brazil, the current U.S. administration and mid-term elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European

Union and Asia and in other regions where the Company operates, potential regulatory limits on payment terms in the European Union, recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof, regulatory uncertainty impacting the wind-down of our business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging;
•currency exchange rate volatility and currency devaluation and/or inflation;
•our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company's ability to adapt its business to address climate change concerns and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's transformation agenda on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;

•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded the costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of Gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.

•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: The Company has excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RESULTS AT A GLANCE

	Three Months Ended March 31, 2023			Nine Months Ended March 31, 2023
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	(LFL)		Reported Basis	(LFL)
Net revenues	$1,288.9	9%	15%	$4,202.5	2%	9%
Operating income - reported	43.5	(24%)		414.7	30%
Operating income - adjusted*	122.7	8%		633.7	15%
EBITDA - adjusted	181.9	—%		807.4	4%
Net income attributable to common shareholders - reported**	105.1	>100%		465.4	36%
Net income attributable to common shareholders - adjusted* **	168.1	>100%		452.7	90%
EPS attributable to common shareholders (diluted) - reported	$0.12	100%		$0.54	29%
EPS attributable to common shareholders (diluted) - adjusted*	$0.19	>100%		$0.52	79%

COTY, INC.
Net income attributable to common shareholders - reported **	105.1	>100%		465.4	35%
Net income attributable to common shareholders - adjusted* **	168.1	>100%		452.7	90%
EPS attributable to common shareholders (diluted) - reported	$0.12	100%		$0.54	29%
EPS attributable to common shareholders (diluted) - adjusted*	$0.19	>100%		$0.52	79%

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

THIRD QUARTER BY SEGMENT (CONTINUING OPERATIONS)

	Three Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income (Loss)
(in millions)	2023	2022	Reported Basis	LFL	2023	Change	Margin	2023	Change	Margin
Prestige	$799.7	$726.4	10%	16%	$102.4	22%	13%	$140.7	14%	18%
Consumer Beauty	489.2	459.8	6%	12%	(27.9)	(37%)	(6)%	(18.0)	(90%)	(4%)
Corporate	—	—	N/A	N/A	(31.0)	<(100%)	N/A	—	N/A	N/A
Total	$1,288.9	$1,186.2	9%	15%	$43.5	(24%)	3%	$122.7	8%	10%

	Nine Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2023	2022	Reported Basis	LFL	2023	Change	Margin	2023	Change	Margin
Prestige	2,620.9	$2,605.1	1%	8%	$437.3	22%	17%	$550.0	14%	21%
Consumer Beauty	1,581.6	1,531.0	3%	10%	53.3	55%	3%	83.7	23%	5%
Corporate	—	—	N/A	N/A	(75.9)	(3%)	N/A	—	N/A	N/A
Total	$4,202.5	$4,136.1	2%	9%	$414.7	30%	10%	$633.7	15%	15%

	Adjusted EBITDA
	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2023	2022	2023	2022
Prestige	$169.3	$155.9	$632.9	$589.9
Consumer Beauty	12.6	26.6	174.5	183.0
Corporate	—	—	—	—
Total	$181.9	$182.5	$807.4	$772.9

THIRD QUARTER FISCAL 2023 BY REGION

Continuing Operations

	Three Months Ended March 31,				Nine Months Ended March 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2023	2022	Reported Basis	LFL	2023	2022	Reported Basis	LFL
Americas	$543.8	$479.9	13%	15%	$1,775.8	$1,648.5	8%	9%
EMEA	587.6	548.2	7%	18%	1,910.3	1,970.4	(3)%	9%
Asia Pacific	157.5	158.1	—%	4%	516.4	517.2	—%	6%
Total	$1,288.9	$1,186.2	9%	15%	$4,202.5	$4,136.1	2%	9%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2023	2022	2023	2022
Net revenues	$1,288.9	$1,186.2	$4,202.5	$4,136.1
Cost of sales	478.1	423.1	1,504.7	1,489.0
as % of Net revenues	37.1%	35.7%	35.8%	36.0%
Gross profit	810.8	763.1	2,697.8	2,647.1
Gross margin	62.9%	64.3%	64.2%	64.0%

Selling, general and administrative expenses	720.4	659.3	2,145.4	2,154.5
as % of Net revenues	55.9%	55.6%	51.1%	52.1%
Amortization expense	48.2	50.2	143.1	158.6
Restructuring costs	(1.3)	(6.8)	(5.4)	1.5
Acquisition-and divestiture- related costs	—	3.3	—	14.2
Operating income	43.5	57.1	414.7	318.3
as % of Net revenues	3.4%	4.8%	9.9%	7.7%
Interest expense, net	58.8	62.9	185.7	183.6
Other income, net	(156.9)	(60.6)	(397.0)	(572.9)
Income from continuing operations before income taxes	141.6	54.8	626.0	707.6
as % of Net revenues	11.0%	4.6%	14.9%	17.1%
Provision for income taxes on continuing operations	29.8	0.5	138.3	164.5
Net income from continuing operations	111.8	54.3	487.7	543.1
as % of Net revenues	8.7%	4.6%	11.6%	13.1%
Net income from discontinued operations	—	0.7	—	4.5
Net income	111.8	55.0	487.7	547.6
Net income (loss) attributable to noncontrolling interests	1.0	(0.9)	(0.4)	(2.3)
Net income attributable to redeemable noncontrolling interests	2.4	2.3	12.8	8.9
Net income attributable to Coty Inc.	$108.4	$53.6	$475.3	$541.0
Amounts attributable to Coty Inc.
Net income from continuing operations	$108.4	$52.9	$475.3	$536.5
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(9.9)	(195.0)
Net income from continuing operations attributable to common stockholders	$105.1	$49.6	$465.4	$341.5
Net income from discontinued operations	—	0.7	—	4.5
Net income attributable to common stockholders	$105.1	$50.3	$465.4	$346.0

Earnings per common share:
Basic for Continuing Operations	$0.12	$0.06	$0.55	$0.42
Diluted for Continuing Operations(a)	$0.12	$0.06	$0.54	$0.42
Basic for Coty Inc.	$0.12	$0.06	$0.55	$0.42
Diluted for Coty Inc.(a)	$0.12	$0.06	$0.54	$0.42
Weighted-average common shares outstanding:
Basic	851.6	838.4	848.1	814.8
Diluted(a)(b)	865.2	852.9	885.8	827.5

Depreciation - Continuing Operations	$59.2	$71.8	$174.6	$230.9
(a)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three and nine months ended March 31, 2023, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value (gain) for contracts with the option to settle in shares or cash of ($93.9) and ($100.7), respectively. For the three and nine months ended March 31, 2023, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 and $9.9, respectively, was required. For the three and nine months ended March 31, 2022, as the Convertible Series B Preferred Stock was anti-dilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2023
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,288.9	$—	$1,288.9
Gross profit	810.8	—	810.8
Gross margin	62.9%		62.9%
Operating income	43.5	79.2	122.7
as % of Net revenues	3.4%		9.5%
Net income	105.1	63.0	168.1
as % of Net revenues	8.2%		13.0%
Adjusted EBITDA			181.9
as % of Net revenues			14.1%
	COTY INC.
Net income attributable to Coty Inc.	105.1	63.0	168.1

EPS (diluted)	$0.12		$0.19

Adjusted diluted EPS includes $0.13 related to the net impact of the Total Return Swaps in the three months ended March 31, 2023.

	Three Months Ended March 31, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,186.2	$—	$1,186.2
Gross profit	763.1	3.1	766.2
Gross margin	64.3%		64.6%
Operating income	57.1	56.5	113.6
as % of Net revenues	4.8%		9.6%
Net income	49.6	(22.6)	27.0
as % of Net revenues	4.2%		2.3%
Adjusted EBITDA			182.5
as % of Net revenues			15.4%
	COTY INC.
Net income attributable to Coty Inc.	50.3	(23.3)	27.0

EPS (diluted)	$0.06		$0.03

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Nine Months Ended March 31, 2023
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,202.5	$—	$4,202.5
Gross profit	2,697.8	2.0	2,699.8
Gross margin	64.2%		64.2%
Operating income	414.7	219.0	633.7
as % of Net revenues	9.9%		15.1%
Net income	465.4	(12.7)	452.7
as % of Net revenues	11.1%		10.8%
Adjusted EBITDA			807.4
as % of Net revenues			19.2%
	COTY INC.
Net income attributable to Coty Inc.	465.4	(12.7)	452.7

EPS (diluted)	$0.54		$0.52

Adjusted diluted EPS includes $0.14 related to the net impact of the Total Return Swaps in the nine months ended March 31, 2023.

	Nine Months Ended March 31, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,136.1	$—	$4,136.1
Gross profit	2,647.1	8.4	2,655.5
Gross margin	64.0%		64.2%
Operating income	318.3	232.1	550.4
as % of Net revenues	7.7%		13.3%
Net income	341.5	(103.7)	237.8
as % of Net revenues	8.3%		5.7%
Adjusted EBITDA			772.9
as % of Net revenues			18.7%
	COTY INC.
Net income attributable to Coty Inc.	346.0	(108.2)	237.8

EPS (diluted)	$0.42		$0.29

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2023	2022	Change	2023	2022	Change
Reported Operating income	$43.5	$57.1	(24%)	$414.7	$318.3	30%
% of Net revenues	3.4%	4.8%		9.9%	7.7%
Amortization expense (a)	48.2	50.2	(4%)	143.1	158.6	(10%)
Restructuring and other business realignment costs (b)	(1.3)	(3.7)	65%	(5.0)	9.6	<(100%)
Stock-based compensation	33.6	28.5	18%	98.9	164.3	(40%)
Acquisition- and divestiture-related costs (c)	—	3.3	(100%)	—	14.2	(100%)
(Gain) on sale of real estate	—	(21.8)	100%	(1.0)	(114.6)	99%
(Gain) related to market exit	(1.3)	—	N/A	(17.0)	—	N/A
Total adjustments to reported operating income	79.2	56.5	40%	219.0	232.1	(6%)
Adjusted Operating income	$122.7	$113.6	8%	$633.7	$550.4	15%
% of Net revenues	9.5%	9.6%		15.1%	13.3%
Adjusted depreciation (d)	59.2	68.9	(14%)	173.7	222.5	(22%)
Adjusted EBITDA	$181.9	$182.5	0%	$807.4	$772.9	4%
% of Revenues	14.1%	15.4%		19.2%	18.7%

(a)In the three months ended March 31, 2023, amortization expense of $38.3 and $9.9 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended March 31, 2022, amortization expense of $39.3 and $10.9 was reported in the Prestige and Consumer Beauty segments, respectively.
In the nine months ended March 31, 2023 , amortization expense of $112.7 and $30.4 was reported in the Prestige and Consumer Beauty segments, respectively. In the nine months ended March 31, 2022, amortization expense of $124.7 and $33.9 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended March 31, 2023, we incurred a credit in restructuring and other business structure realignment costs of $(1.3). We incurred a credit in restructuring costs of $(1.3) primarily related to the Transformation Plan due to change in estimate, included in the Condensed Consolidated Statements of Operations; and zero business structure realignment costs. In the three months ended March 31, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(3.7). We incurred a credit in restructuring costs of $(6.8) primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and incurred business structure realignment costs of $3.1 primarily related to the Transformation Plan and certain other programs which was reported in Cost of sales in the Condensed Consolidated Statement of Operations.
In the nine months ended March 31, 2023, we incurred a credit in restructuring and other business structure realignment costs of $(5.0). We incurred a credit in restructuring costs of $(5.4) primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $0.4 primarily related to the Transformation Plan and certain other programs. This amount includes $0.9 reported in cost of sales, and $(0.5) reported in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations. In the nine months ended March 31, 2022, we incurred restructuring and other business structure realignment costs of $9.6. We incurred restructuring costs of $1.5 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $8.1 primarily related to the Transformation Plan and certain other programs. This amount includes $(0.3) reported in Selling, general and administrative expenses, and $8.4 reported in Cost of sales in the Condensed Consolidated Statement of Operations.
(c)In the three months ended March 31, 2023 and March 31, 2022, we incurred zero and $3.3 costs related to acquisition and divestiture activities respectively. In the three months ended March 31, 2022, these costs were primarily associated with the Wella Transaction.
In the nine months ended March 31, 2023 and March 31, 2022, we incurred zero and 14.2 costs related to acquisition and divestiture activities, respectively. In the nine months ended March 31, 2022, these costs were primarily associated with the Wella Transaction.
(d)In the three months ended March 31, 2023, adjusted depreciation expense of $28.6 and $30.6 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended March 31, 2022, adjusted depreciation expense of $32.8 and $36.1 was reported in the Prestige and Consumer Beauty segments, respectively.
In the nine months ended March 31, 2023, adjusted depreciation expense of $82.9 and $90.8 was reported in the Prestige and Consumer Beauty segments, respectively. In the nine months ended March 31, 2022, adjusted depreciation expense of $107.7 and $114.8 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$141.6	$29.8	21.0%	$54.8	$0.5	0.9%
Adjustments to Reported Operating Income (a)	79.2			56.5
Change in fair value of investment in Wella Business (c)	—			(60.7)
Other adjustments (d)	0.2			0.4
Total Adjustments (b)	79.4	14.8		(3.8)	17.0
Adjusted Income before income taxes - Continuing Operations	$221.0	$44.6	20.2%	$51.0	$17.5	34.3%

The adjusted effective tax rate was 20.2% for the three months ended March 31, 2023 compared to 34.3% for the three months ended March 31, 2022. The differences were primarily due to gains on forward repurchase contracts recognized in the current period.

	Nine Months Ended March 31, 2023			Nine Months Ended March 31, 2022
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$626.0	$138.3	22.1%	$707.6	$164.5	23.2%
Adjustments to Reported Operating Income (a)	219.0			232.1
Change in fair value of investment in Wella Business (c)	(210.0)			(579.0)
Other adjustments (d)	0.6			(2.5)
Total Adjustments (b)	9.6	17.2		(349.4)	(91.0)
Adjusted Income before income taxes - Continuing Operations	$635.6	$155.5	24.5%	$358.2	$73.5	20.5%

The adjusted effective tax rate was 24.5% for the nine months ended March 31, 2023 compared to 20.5% for the nine months ended March 31, 2022. The differences were primarily due to a benefit of $18.8 in the prior period recognized on the revaluation of the Company's deferred tax assets due to a tax rate increase enacted in the Netherlands.
(a)See a description of adjustments under “Adjusted Operating Income for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(d)For the three months ended March 31, 2023, this primarily represents adjustments for equity loss from KKW. For the three months ended March 31, 2022, this primarily represents adjustments for equity loss from KKW offset by pension curtailment gains.
For the nine months ended March 31, 2023, this primarily represents adjustments for equity loss from KKW. For the nine months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR CONTINUING OPERATIONS

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2023	2022	Change	2023	2022	Change
Net income from Continuing Operations, net of noncontrolling interests	$108.4	$52.9	>100%	$475.3	$536.5	(11)%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(9.9)	(195.0)	95%
Reported Net income attributable to Continuing Operations	$105.1	$49.6	>100%	$465.4	$341.5	36%
% of Net revenues	8.2%	4.2%		11.1%	8.3%
Adjustments to Reported Operating Income (a)	79.2	56.5	40%	219.0	232.1	(6%)
Change in fair value of investment in Wella Business (d)	—	(60.7)	100%	(210.0)	(579.0)	64%
Adjustments to other (income) expense (e)	0.2	0.4	(50%)	0.6	(2.5)	>100%
Adjustments to noncontrolling interest expense (b)	(1.6)	(1.8)	11%	(5.1)	(5.3)	4%
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	(14.8)	(17.0)	13%	(17.2)	91.0	<(100%)
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	—	—	N/A	—	160.0	(100%)
Adjusted Net income attributable to Continuing Operations	$168.1	$27.0	>100%	$452.7	$237.8	90%
% of Net revenues	13.0%	2.3%		10.8%	5.7%

Per Share Data
Adjusted weighted-average common shares
Basic	851.6	838.4		848.1	814.8
Diluted (c) (f)	888.9	852.9		885.8	827.5
Adjusted Net income attributable to Continuing Operations per Common Share
Basic	$0.20	$0.03		$0.54	$0.29
Diluted (c)	$0.19	$0.03		$0.52	$0.29

(a)See a description of adjustments under “Adjusted Operating Income for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three and nine months ended March 31, 2023, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value (gain) for contracts with the option to settle in shares or cash of ($93.9) and ($100.7), respectively. For the three and nine months ended March 31, 2023, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 and $9.9, respectively, was required. For the three and nine months ended March 31, 2022, as the Convertible Series B Preferred Stock was anti-dilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2023, this primarily represents adjustments for equity loss from KKW. For the three months ended March 31, 2022, this primarily represents adjustments for equity loss from KKW offset by pension curtailment gains.
For the nine months ended March 31, 2023 , this primarily represents adjustments for equity loss from KKW. For the nine months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.
(f)For the nine months ended March 31, 2022, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2023	2022	Change	2023	2022	Change
Net income from Coty Inc., net of noncontrolling interests	$108.4	$53.6	>100%	$475.3	$541.0	(12%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	0%	(9.9)	(195.0)	95%
Reported Net income attributable to Coty Inc.	$105.1	$50.3	>100%	$465.4	$346.0	35%
% of Net revenues	8.2%	4.2%		11.1%	8.4%
Adjustments to Reported Operating income (a)	79.2	56.5	40%	219.0	232.1	(6%)
Adjustments to loss on sale of business (g)	—	(1.3)	100%	—	(6.1)	100%
Change in fair value of investment in Wella Business (d)	—	(60.7)	100%	(210.0)	(579.0)	64%
Adjustments to other expense (e)	0.2	0.4	(50%)	0.6	(2.5)	>100%
Adjustments to noncontrolling interests (b)	(1.6)	(1.8)	11%	(5.1)	(5.3)	4%
Change in tax provision due to adjustments to Reported Net income attributable to Coty Inc.	(14.8)	(16.4)	10%	(17.2)	92.6	<(100%)
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c)(f)	—	—	N/A	—	160.0	(100%)
Adjusted Net income attributable to Coty Inc.	$168.1	$27.0	>100%	$452.7	$237.8	90%
% of Net revenues	13.0%	2.3%		10.8%	5.7%

Per Share Data
Adjusted weighted-average common shares
Basic	851.6	838.4		848.1	814.8
Diluted (c)	888.9	852.9		885.8	827.5
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.20	$0.03		$0.54	$0.29
Diluted (c)	$0.19	$0.03		$0.52	$0.29

Adjusted Net income attributable to Coty Inc. includes $156.6 and $167.1 related to net impact of the Total Return Swaps in the three and nine months ended March 31, 2023, respectively.

Adjusted diluted EPS includes $0.13 and $0.14 related to the net impact of the Total Return Swaps in the three and nine months ended March 31, 2023, respectively.

(a)See a description of adjustments under “Adjusted Operating Income for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three and nine months ended March 31, 2023, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value (gain) for contracts with the option to settle in shares or cash of ($93.9) and ($100.7), respectively. For the three and nine months ended March 31, 2023, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 and $9.9, respectively, was required. For the three and nine months ended March 31, 2022, as the Convertible Series B Preferred Stock was anti-dilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2023, this primarily represents the loss from equity investment in KKW. For the three months ended March 31, 2022, this primarily represents adjustments for equity loss from KKW offset by pension curtailment gains.
For the nine months ended March 31, 2023, this primarily represents the loss from equity investment in KKW. For the nine months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.
(f)For the nine months ended March 31, 2022, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.
(g) This amount reflects certain working capital adjustments related to the sale of the Wella business.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$(124.6)	$24.8	$520.8	$759.5
Capital expenditures	(53.9)	(47.0)	(156.0)	(133.0)
Free cash flow	$(178.5)	$(22.2)	$364.8	$626.5
RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	March 31, 2023
Total debt	$4,344.0
Less: Cash and cash equivalents	245.0
Financial Net debt	$4,099.0
Less: Value of Wella stake	1,040.0
Economic Net debt	$3,059.0
RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
March 31, 2023
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (a)	$698.8
Add: Adjusted depreciation(b)	241.0
Adjusted EBITDA	$939.8

(a)Adjusted operating income for the twelve months ended March 31, 2023 represents the summation of the adjusted operating income for continuing operations for each of the quarters ended June 30, 2022, September 30, 2022, December 31, 2022, and March 31, 2023. For a reconciliation of adjusted operating income to operating income for continuing operations for each of those periods, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income for Continuing Operations” for each of those periods.
(b)Adjusted depreciation for the twelve months ended March 31, 2023 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.
FINANCIAL NET DEBT/ADJUSTED EBITDA

March 31, 2023
Financial Net Debt - Coty Inc.	$4,099.0
Adjusted EBITDA - Continuing operations	939.8
Financial Net Debt/Adjusted EBITDA	4.36

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31, 2023 vs. Three Months Ended March 31, 2022 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL and Core Business Excluding Russia
Prestige	10%	14%	(2)%	16%
Consumer Beauty	6%	10%	(2)%	12%
Total Continuing Operations	9%	12%	(3)%	15%

	Nine Months Ended March 31, 2023 vs. Nine Months Ended March 31, 2022 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL	H1 Impact from Russia Exit	Core Business Excluding Russia (b)
Prestige	1%	7%	(1)%	8%	(2)%	10%
Consumer Beauty	3%	9%	(1)%	10%	(1)%	11%
Total Continuing Operations	2%	8%	(1)%	9%	(1)%	10%
(a)The Company ceased commercial activities in Russia at the end of the second quarter of fiscal 2023. As a result, there are no revenues from Russia after the end of the second quarter of fiscal 2023. To maintain comparability, we have excluded the third quarter fiscal 2022 financial contribution of the Russian subsidiary, in calculating the LFL revenue change.
(b)Core Business excluding Russia excludes revenues from Russia for the full nine months of fiscal years 2023 and 2022. After the Company's decision to exit Russia, management provided revenue guidance for the core business, after adjusting for the impact of the Russia exit. The Core Business excluding Russia column is intended to help readers bridge the Company's year-to-date performance to our full year revenue guidance.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2023	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$245.0	$233.3
Restricted cash	32.0	30.5
Trade receivables, net	400.8	364.6
Inventories	798.1	661.5
Prepaid expenses and other current assets	438.6	392.0
Total current assets	1,914.5	1,681.9
Property and equipment, net	697.2	715.5
Goodwill	3,974.4	3,914.7
Other intangible assets, net	3,853.1	3,902.8
Equity investments	1,049.8	842.6
Operating lease right-of-use assets	289.6	320.9
Other noncurrent assets	926.9	737.7
TOTAL ASSETS	$12,705.5	$12,116.1

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,407.7	$1,268.3
Short-term debt and current portion of long-term debt	68.3	23.0
Other current liabilities	1,281.3	1,274.3
Total current liabilities	2,757.3	2,565.6
Long-term debt, net	4,225.0	4,409.1
Long-term operating lease liabilities	254.4	282.2
Other noncurrent liabilities	1,332.3	1,301.2
TOTAL LIABILITIES	8,569.0	8,558.1

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	69.1	69.8
Total Coty Inc. stockholders’ equity	3,737.6	3,154.5
Noncontrolling interests	187.4	191.3
Total equity	3,925.0	3,345.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$12,705.5	$12,116.1

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$487.7	547.6

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	317.8	389.5
Non-cash lease expense	48.0	55.6
Deferred income taxes	89.3	48.6
Provision (releases) for bad debts	(12.8)	2.6
Provision for pension and other post-employment benefits	6.9	11.9
Share-based compensation	98.9	164.3
Losses (gains) on disposals of long-term assets, net	4.9	(111.1)
Gain on sale of business in discontinued operations	—	(6.1)
Realized and unrealized gains from equity investments, net	(207.2)	(576.7)
Other	(129.5)	16.3
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(10.5)	(161.4)
Inventories	(123.9)	(10.1)
Prepaid expenses and other current assets	(51.1)	23.0
Accounts payable	114.9	137.3
Accrued expenses and other current liabilities	(9.8)	246.4
Operating lease liabilities	(47.3)	(54.8)
Other assets and liabilities, net	(55.5)	36.6
Net cash provided by operating activities	520.8	759.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(156.0)	(133.0)
Proceeds from sale of long-term assets and license terminations	58.3	169.7
Proceeds from contingent consideration from sale of discontinued business	—	34.0
Return of capital from equity investments	—	210.7
Net cash used in investing activities	(97.7)	281.4
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt, original maturity less than three months	—	4.8
Proceeds from revolving loan facilities	1,109.7	444.3
Repayments of revolving loan facilities	(1,129.6)	(1,114.7)
Proceeds from issuance of other long-term debt	—	500.0
Repayments of term loans and other long term debt	(194.5)	(256.1)
Dividend payment on Class A Common Stock and Class B Preferred Stock	(10.4)	(53.8)
Net (repayments for) proceeds from foreign currency contracts	(139.3)	(94.1)
Purchase of remaining mandatorily redeemable noncontrolling interest	—	(7.1)
Distributions to noncontrolling interests, redeemable noncontrolling interests and mandatorily redeemable financial instruments	(17.4)	(15.1)
Payment of deferred financing fees	—	(39.3)
All other	(16.1)	(11.6)
Net cash provided by financing activities	(397.6)	(642.7)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12.3)	(8.4)
NET (DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	13.2	389.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	263.8	310.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$277.0	$700.2